Exhibit 8.1

ONE SHELL PLAZA 910 LOUISIANA HOUSTON, TEXAS 77002-4995 TEL +1 713.229.1234 FAX +1 713.229.1522 BakerBotts.com	AUSTIN BEIJING BRUSSELS DALLAS DUBAI HONG KONG HOUSTON	LONDON MOSCOW NEW YORK PALO ALTO RIYADH SAN FRANCISCO WASHINGTON

December 18, 2018

Chesapeake Energy Corporation

6100 North Western Avenue

Oklahoma City, Oklahoma 73118

Ladies and Gentlemen:

We have acted as counsel to Chesapeake Energy Corporation, an Oklahoma corporation (“Chesapeake”), in connection with the transactions described in the Agreement and Plan of Merger dated as of October 29, 2018 (the “Merger Agreement”), among Chesapeake, WildHorse Resource Development Corporation, a Delaware corporation (the “Company”), and Coleburn Inc., a Delaware corporation and a direct, wholly owned subsidiary of Chesapeake (“Merger Sub”). Pursuant to the Merger Agreement, Merger Sub shall merge with and into the Company (the “Merger”), with the Company continuing as the surviving corporation and becoming a wholly owned subsidiary of Chesapeake. Immediately after the effectiveness of the Merger, the Company shall be merged with and into a direct, wholly owned limited liability company subsidiary of Chesapeake to be organized under the laws of Delaware (“LLC Sub”), with LLC Sub continuing as the surviving entity as a wholly owned subsidiary of Chesapeake (the “LLC Sub Merger” and together with the Merger, the “Integrated Mergers”) pursuant to a merger agreement, the form of which is attached to the Merger Agreement as Exhibit A, to be entered into by LLC Sub and the Company (the “LLC Sub Merger Agreement”). The terms of the Integrated Mergers are described in the Merger Agreement, the LLC Sub Merger Agreement, and the proxy statement/prospectus (the “Proxy Statement/Prospectus”), which forms a part of the Registration Statement on Form S-4, as amended (File No. 333-228679), of Chesapeake (the “Registration Statement”), that is being filed with the Securities and Exchange Commission (the “SEC”) on even date herewith. Unless otherwise indicated, each capitalized term used herein has the meaning ascribed to it in the Merger Agreement. You have requested our opinion (the “Tax Opinion”) regarding the treatment of the Integrated Mergers as a “reorganization” under Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”).

In providing this Tax Opinion, we have examined and relied upon the accuracy and completeness of the facts, information, statements, representations, and covenants contained in (i) the Registration Statement, including the Proxy Statement/Prospectus, (ii) all submissions to the SEC related to clause (i), (iii) the Merger Agreement, (iv) the LLC Sub Merger Agreement, (v) the representation letters, dated the date hereof, delivered by Chesapeake and the Company to us (the “Representation Letters”), and (vi) such other documents and records, and information provided to us by Chesapeake, as we have deemed necessary or appropriate as a basis for this Tax Opinion. References to each of the documents above include references to any exhibits, attachments, appendices, and schedules thereto. In rendering this Tax Opinion, we have assumed

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that (i) each of the Representation Letters will be reexecuted by Chesapeake and the Company, respectively, on the Closing Date in a substantially similar form that is acceptable to us, (ii) the LLC Sub Merger Agreement will be executed in a form substantially similar to the form attached to the Merger Agreement as Exhibit A, and (iii) we will render our opinion pursuant to Section 7.2(d) of the Merger Agreement on the Closing Date.

We have assumed that the facts, information, statements, representations, and covenants set forth in each of the documents referred to above are true, correct, and complete as of the date hereof and will continue to be true, correct, and complete as of the Effective Time and the effective time of the LLC Sub Merger (the “LLC Sub Merger Effective Time”), without regard to any qualification as to knowledge, belief, or otherwise. This Tax Opinion is conditioned upon, among other things, the accuracy and completeness of all of the facts, information, statements, representations, and covenants upon which this Tax Opinion is based as of the date hereof and at each of the Effective Time and the LLC Sub Merger Effective Time.

In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, photostatic, electronic, or facsimile copies, and the authenticity of the originals of such documents. We also have assumed that the Integrated Mergers will be consummated in the manner described in the Registration Statement, the Merger Agreement, and the LLC Sub Merger Agreement, and that none of the terms and conditions in the Merger Agreement or the LLC Sub Merger Agreement will have been waived or modified in any respect. Any inaccuracy in any of the aforementioned facts, information, statements, representations, or assumptions, or any breach of any of the aforementioned covenants (including on account of events occurring subsequent to the Effective Time), could adversely affect this Tax Opinion.

Subject to the foregoing and subject to the assumptions, conditions, limitations, and qualifications described herein, it is our opinion that the Integrated Mergers, taken together, will qualify as a reorganization under Section 368(a) of the Code.

This Tax Opinion is based on the Code, applicable Treasury regulations, judicial authority, and administrative rulings and practice, all as in effect as of the date hereof. This Tax Opinion is being delivered prior to the consummation of the Integrated Mergers and therefore is prospective and dependent upon future events. There can be no assurance that future legislative, judicial, or administrative changes or interpretations will not adversely affect the accuracy of the conclusions set forth herein. We do not undertake to advise you as to any such future changes or interpretations unless we are specifically retained to do so. This Tax Opinion is not binding upon the Internal Revenue Service (the “IRS”) or any court, and the conclusions expressed in this Tax Opinion could be challenged by the IRS and a court could sustain such challenge. We express no other opinion regarding the U.S. federal tax consequences of the Integrated Mergers, and we express no opinion regarding the state, local, foreign, or other tax consequences of the Integrated Mergers.

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This Tax Opinion is delivered to you solely in connection with the Integrated Mergers and for purposes of the Registration Statement. We hereby consent to the filing of this Tax Opinion as an exhibit to the Registration Statement and to the references to our firm name in the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations thereunder.

Sincerely,

/s/ Baker Botts L.L.P.